                                                    FILED PURSUANT TO RULE 424B3
                                         REGISTRATION STATEMENT NUMBER 333-58034
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 13, 2001)
                                 $1,654,183,000

                               MASCO CORPORATION
                 ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2031
                               ------------------

    We are offering $1,654,183,000 principal amount at maturity of our Zero Coupon Convertible Senior Notes Due 2031. Except under circumstances described below, we will not pay cash interest on the notes prior to maturity. Instead, on July 20, 2031, the maturity date of the notes, noteholders will receive $1,000 for each $1,000 principal amount at maturity of the notes. The issue price per note of $394.45 per $1,000 principal amount at maturity represents a yield to maturity of 3.125% per year calculated from July 20, 2001. If certain tax-related events were to occur and we so elect, the notes will cease to accrete, and cash interest will accrue at a rate of 3.125% per annum on the restated principal amount and be payable semi-annually.

    Holders may convert their notes at any time on or before the maturity date into 12.7243 shares of our common stock for each $1,000 principal amount at maturity of the notes if (1) the sale price of our common stock issuable upon conversion of a note reaches specified thresholds that decrease over time, (2) the credit rating of the notes is reduced to below investment grade, (3) the notes are called for redemption or (4) specified corporate transactions have occurred. The conversion rate will be subject to adjustment in some events.

    We may not redeem the notes before July 20, 2002 and may redeem all, but not part of, the notes prior to January 25, 2007 only if our common stock price reaches certain thresholds for a specified time period. We may, at any time on or after January 25, 2007, redeem the notes for cash in an amount equal to the accreted value of the notes. Holders may require us to purchase the notes on the following dates at the following prices: July 20, 2002 at $406.88; January 20, 2005 at $439.67; January 20, 2007 at $467.80; July 20, 2011 at $537.85; July 20,
2016 at $628.06; July 20, 2021 at $733.39; and July 20, 2026 at $856.38. In
addition, if we experience a fundamental change before July 20, 2002, holders may require us to purchase the notes for an amount equal to the accreted value of the notes. In either case, we may choose to pay the purchase price in cash, in shares of our common stock valued at their market price or any combination of cash and our common stock, except that any purchase made on July 20, 2002 will be only in cash.

    Commencing January 20, 2007, we will pay contingent interest to the holders of notes during specified six-month periods if the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the accreted value of a note on the day immediately preceding the relevant six-month period. The amount of contingent interest payable per note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of a note and (2) 0.125% of such average market price of a note for the five-trading-day period referred to above. For a discussion of the special regulations governing contingent payment debt instruments, see "Material U.S. Federal Income Tax
Considerations -- Classification of the Notes."

    The notes will be unsecured and will rank equally with our other unsecured senior indebtedness.

    We have granted the underwriter a 30-day option to purchase up to an additional $247,177,000 principal amount at maturity of notes to cover over-allotments, if any.

    Our common stock is listed on the New York Stock Exchange under the symbol "MAS." The last reported sale price of our common stock on the New York Stock Exchange was $25.51 per share on July 12, 200l. We will apply to list the notes on the New York Stock Exchange.

    INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                                   PER NOTE          TOTAL(2)
                                                                   --------       ---------------
Public offering price(1)                                           $394.45        $652,492,484.35
Underwriting discount                                              $  7.89        $ 13,049,849.69
Proceeds to Masco (before expenses)                                $386.56        $639,442,634.66

(1) Plus the increase in accreted value, if any, from July 20, 2001.

(2) We have granted the underwriter a 30-day option to purchase from us up to an aggregate of $247,177,000 principal amount at maturity of additional notes to cover over-allotments, if any.

    The underwriter is offering the notes subject to various conditions. The underwriter expects to deliver the notes to purchasers on or about July 20, 200l through the facilities of The Depository Trust Company.
                               ------------------
                              SALOMON SMITH BARNEY
July 13, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                   PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............................     S-1
Risk Factors................................................     S-6
Use of Proceeds.............................................     S-8
Description of the Notes....................................     S-8
Material U.S. Federal Income Tax Considerations.............    S-23
Underwriting................................................    S-28
                         PROSPECTUS
About This Prospectus.......................................       3
Special Note Regarding Forward-Looking Statements...........       3
Masco Corporation...........................................       3
Use of Proceeds.............................................       4
Ratio of Earnings to Fixed Charges..........................       4
Description of Debt Securities..............................       4
Description of Capital Stock................................      13
Plan of Distribution........................................      15
Legal Opinions..............................................      16
Experts.....................................................      16
Where You Can Find More Information.........................      16

                         PROSPECTUS SUPPLEMENT SUMMARY

     This is only a summary of the offering. To fully understand the investment you are contemplating, you must consider this prospectus supplement, the accompanying prospectus and the detailed information incorporated into them by reference, including the financial statements and their accompanying notes. Unless the context otherwise requires, the terms "MASCO," the "COMPANY," "WE" and "OUR" refer to Masco Corporation, a Delaware corporation, and its predecessors and subsidiaries.

                              RECENT DEVELOPMENTS

     Outlook

     Chairman and Chief Executive Officer Richard A. Manoogian, speaking at an investor conference in New York City on June 22, 2001, made the following comments regarding our current sales and earnings outlook:

          "While Masco's April 2001 sales continued the relatively weak trend the Company experienced in the first quarter, North American May sales showed improvement indicating the first tangible signs of a bottoming in its markets in this country."

          "The Company's total sales in May were $734 million, a 16 percent increase over the comparable period in 2000 and the highest monthly sales in the Company's history. North American sales increased 23 percent and, excluding acquisitions, increased 7 percent, the first positive internal sales increase in a number of months."

          "The Company's European businesses (approximately 15 percent of total sales) continue to be weak, however, with European sales declining 16 percent in May (a 12 percent decline in local currencies)."

          "While the Company believes that its North American businesses have generally bottomed and will begin to show a modest improvement in future quarters, the Company anticipates its European businesses will continue to be weak for the next several quarters."

          "Given these trends and the Company's expectation that the economic recovery in North America will be slow and gradual, the Company reiterated its previous forecast that it expects to earn approximately $.30 per share in the second quarter of 2001 and full year earnings should approximate $1.20 per share."

     Recent Acquisitions

     On June 22, 2001, we announced an agreement to acquire Milgard Manufacturing, Inc., the largest manufacturer of vinyl windows in the Western United States. Milgard, headquartered in Tacoma, Washington, also manufactures aluminum, wood-clad and fiberglass windows and sliding doors. Milgard operates 16 manufacturing and assembly facilities in 12 locations in the Western U.S. We expect to complete the acquisition in the current quarter. Part of the consideration we have agreed to pay in connection with the Milgard acquisition consists of shares of our Series B participating preferred stock that will be convertible initially into an aggregate of approximately 16.67 million shares of our common stock.

     We have also recently announced the following additional acquisitions:

     - Resources Conservation, Inc., a manufacturer of energy and water saving showerheads and decorative trim products, headquartered in Stamford, Connecticut; and

     - d-Scan, Inc., a manufacturer of ready-to-assemble (RTA) products including bookcases, entertainment centers and other home/office products, headquartered in South Boston, Virginia.

     The combined annual sales of the three companies approximates nearly $500 million.

                                  THE OFFERING

Notes Offered.................   $1,654,183,000 principal amount at maturity of
                                 Zero Coupon Convertible Senior Notes Due 2031.
                                 We will not pay cash interest on the notes prior to maturity, other than as described below under "-- Optional Conversion to Semi-Annual Cash Pay Notes upon Tax Event."
                                 Each note will be issued at a price of $394.45 and a principal amount at maturity of $1,000.

Over-allotment Option.........   We have granted the underwriter a 30-day option
                                 to purchase up to an aggregate of $247,177,000 principal amount at maturity of additional notes, solely to cover over-allotments, if any.
                                 The purchase price will be the accreted value of the notes at the time of such purchase less the underwriting discount of 2.00% of gross proceeds. Unless we indicate otherwise, all information in this prospectus supplement assumes the underwriter has not exercised the over-allotment option.

Maturity......................   July 20, 2031.

Yield to Maturity of Notes....   3.125% per year (computed on a semi-annual bond
                                 equivalent basis) calculated from July 20, 2001.

Conversion Rights.............   Holders may convert their notes at any time
                                 prior to the close of business on July 20, 2031 if any of the following conditions are satisfied:

                                 - the average per share sale price of our
                                   common stock for the 20 trading days
                                   immediately prior to the conversion date is at least a specified percentage, beginning at 120% and declining 1/3% each year thereafter until it reaches 110 1/3% for the year beginning July 20, 2030, of the accreted value of a note, divided by the conversion rate;

                                 - the credit rating assigned to the notes by
                                   either Moody's Investors Service, Inc.
                                   ("MOODY'S") or Standard & Poor's Ratings
                                   Group ("S&P" ) is reduced to below investment grade, as defined in this prospectus supplement;

                                 - we call the notes for redemption;

                                 - we make specified distributions to our
                                   stockholders; or

                                 - we become a party to a consolidation, merger
                                   or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property.

                                 For each note of $1,000 principal amount at maturity converted, we will deliver 12.7243 shares of our common stock.

                                 Your right to surrender notes for conversion will expire at the close of business on July 20, 2031.

                                 The conversion rate may be adjusted under certain circumstances, but will not be adjusted for increases in accreted value.

Ranking.......................   These notes are our general obligations and
                                 will not be secured by any collateral. Your right to payment under these notes will be:

                                 - junior to the rights of our secured creditors
                                   to the extent of their security in our
                                   assets;

                                 - equal with the rights of creditors under our
                                   other unsecured unsubordinated debt,
                                   including our revolving credit facilities;
                                   and

                                 - senior to the rights of creditors under debt
                                   expressly subordinated to these notes.

Contingent Interest...........   We will pay contingent interest to the holders
                                 of notes during any six-month period from January 20 to July 19 and from July 20 to
                                 January 19, commencing January 20, 2007, if the average market price of a note for the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month period equals 120% or more of the accreted value of such note on the day immediately preceding the beginning of the relevant six-month period. The amount of contingent interest payable per note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of a note and
                                 (2) 0.125% of such average market price of a note for the five-trading-day period referred to above.

Tax...........................   Each holder will agree, for U.S. federal income
                                 tax purposes, to treat the notes as "contingent payment debt instruments" and to be bound by our application of the Treasury Regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for federal income tax purposes will be 8.125% compounded semi-annually, which is the rate comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing with terms and conditions otherwise comparable to the notes (including the rank, term and general market conditions).
                                 Accordingly, each United States Holder will be required to accrue interest on a constant yield to maturity basis at that rate (subject to certain adjustments), with the result that a United States Holder will recognize taxable income significantly in excess of the stated yield on the notes while the notes are outstanding. In addition, a United States
                                 Holder will recognize ordinary income upon a conversion of a note into our common stock equal to the excess, if any, of the value of our common stock received on the conversion over the sum of the original issue price of the United States Holder's note together with accrued but unpaid interest. Certain payments of contingent interest made to Non-United
                                 States Holders will be subject to federal withholding tax. See "Material U.S. Federal
                                 Income Tax Considerations."

                                 HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE NOTES AND WHETHER A PURCHASE OF THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER'S PARTICULAR TAX SITUATION.

Sinking Fund..................   None.

Optional Redemption...........   We may not redeem the notes before July 20,
                                 2002 and, prior to January 25, 2007, we may redeem all but not part of the notes, at their accreted value, only if the closing price for our common stock on the New York Stock Exchange exceeds the conversion price of the notes, as defined in this prospectus supplement, by a specified amount for a specified period of time. We may, at any time on or after January
                                 25, 2007, redeem for cash all or a portion of the notes at their accreted value. Indicative redemption conditions and prices are set forth in this prospectus supplement on page S-13.

Purchase of the Notes by Us at
the Option of the Holder......   Holders may require us to purchase their notes
                                 on any one of the following dates at the following prices:

                                 - On July 20, 2002 at a price of $406.88 per
                                   note;

                                 - On January 20, 2005 at a price of $439.67 per
                                   note;

                                 - On January 20, 2007 at a price of $467.80 per
                                   note;

                                 - On July 20, 2011 at a price of $537.85 per
                                   note;

                                 - On July 20, 2016 at a price of $628.06 per
                                   note;

                                 - On July 20, 2021 at a price of $733.39 per
                                   note; and

                                 - On July 20, 2026 at a price of $856.38 per
                                   note.

                                 Any notes purchased on July 20, 2002 will be paid for in cash. Thereafter, we may choose to pay the purchase price in cash or shares of our common stock valued at their market price, or a combination of cash and shares of our common stock.

Optional Conversion to
Semi-Annual Cash Pay Notes
upon a Tax Event..............   From and after the occurrence of a Tax Event,
                                 as defined in this prospectus supplement, at our option, the notes will cease to accrete, and cash interest will accrue on each note from the date on which we exercise such option at the rate of 3.125% per year on the restated principal amount (i.e., the accreted value of the note on the later of the date of the Tax
                                 Event and the date we exercise such option) and shall be payable semi-annually on the interest payment dates of January 20 and July 20 of each year to holders of record at the close of business on each regular record date immediately preceding such interest payment date. Interest will be computed upon a 360-day year comprised of twelve 30-day months and will initially accrue from the option exercise date, as defined in this prospectus supplement, and thereafter from the last date to which interest has been paid. In such an event, the redemption prices, purchase prices and fundamental change, as defined in this prospectus supplement, purchase prices will be adjusted as described herein. However, there will be no changes in a holder's conversion rights.

Fundamental Change............   Upon a fundamental change before July 20, 2002,
                                 involving us, each holder may require us to purchase all or a portion of such holder's notes. The purchase price will be equal to the accreted value of the notes on the date of purchase. We may choose to pay the purchase price in cash, in shares of our common stock valued at their market price, or a combination of cash and our common stock.

Certain Covenants.............   We will issue the notes under the indenture
                                 referred to in the accompanying prospectus as the Senior Debt Indenture. For a description of certain covenants or restrictions under the indenture, see the accompanying prospectus under "Description of Debt
                                 Securities -- Covenants Restricting Pledges,
                                 Mergers and Other Significant Corporate
                                 Actions."

Use of Proceeds...............   We will use the net proceeds of this offering
                                 to repay bank indebtedness.

Global Securities.............   The notes will be issued only in book-entry
                                 form, which means that they will be represented by one or more permanent global securities registered in the name of The Depository Trust
                                 Company. The global securities will be
                                 deposited with the trustee as custodian for the Depositary.

Listing.......................   Our common stock is listed on the New York
                                 Stock Exchange under the symbol "MAS." We will apply for listing of the notes on the New York
                                 Stock Exchange.

                                  RISK FACTORS

     Before purchasing these securities, you should consider all of the information set forth in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference and, in particular, you should evaluate the risk factors set forth below.

WE CANNOT ASSURE YOU THAT OUR GROWTH STRATEGIES WILL BE SUCCESSFUL.

     Mergers and acquisitions have historically contributed significantly to our long-term growth, after the initial impact on earnings of transaction-related costs and expenses such as interest and added depreciation and amortization. Successful strategic acquisitions require the integration of operations and management and other efforts to realize the benefits that may be available to us following the acquisition. Although we believe that we have been successful in doing so in the past, we can give no assurance that we will continue to be able to identify, acquire and integrate successful strategic acquisitions in the future or be able to implement successfully our operating and growth strategies within our existing markets or with respect to any future product or geographic diversification efforts.

OUR BUSINESS HAS BEEN AFFECTED BY ECONOMIC WEAKNESS AND BUSINESS CONDITIONS.

     Factors that affect our results of operations include the levels of home improvement and residential construction activity, principally in the U.S. and Europe (including repair and remodeling and new construction), cost management, fluctuations in European currencies relative to the U.S. dollar (primarily the euro and British pound), the increasing importance of home centers as distributors of home improvement and building products and our ability to maintain our leadership positions in our markets in the face of increasing global competition. In most years, we have been able largely to offset cyclical declines in housing markets through new product introductions and acquisitions as well as market share gains. We can give no assurance that we will be able to offset these cyclical declines in the future.

RELIANCE ON KEY CUSTOMERS.

     Direct sales of our product lines to home center retailers have increased substantially in recent years, and in 2000 sales to The Home Depot were $1,866 million (approximately 26 percent of total sales). Although builders, dealers and other retailers represent other channels of distribution for our products, we believe that the loss of The Home Depot as a customer would have a material adverse impact on our business.

INTERNATIONAL BUSINESS RISK.

     Our international operations outside of North America, comprising approximately 15% of total sales, are subject to political, monetary, economic and other risks attendant generally to international businesses. These risks generally vary from country to country. Results of existing European operations have been adversely influenced in recent years, in part due to softness in our European markets, competitive pricing pressures on certain products, the effect of a higher percentage of lower margin sales to total European sales and a stronger U.S. dollar.

OUR BUSINESS IS HIGHLY COMPETITIVE.

     The major markets for our products are highly competitive. Competition in all of our product lines is based primarily on performance, quality, style, delivery, customer service and price, with the relative importance of such factors varying among product.

WE MAY NOT BE ABLE TO CONSUMMATE ANY OFFER TO PURCHASE NOTES REQUIRED BY THE INDENTURE.

     If we are required to purchase notes as described in the section "Description of the Notes" under the heading "Purchase of Notes at the Option of the Holder" or "Fundamental Change Permits Holders to Require Us to Purchase Notes," we may not be able to fulfill this obligation. If a purchase offer obligation were to arise under the indenture governing your notes, a purchase offer obligation might also occur under any other indenture governing our then-existing debt or might result in an acceleration of the maturity of any of our then-existing indebtedness. If a purchase offer were required or our other debt were accelerated, we can give no assurance that we would have sufficient funds to pay the purchase price for all debt that we would be required to repurchase or repay.

ADDITIONAL SHARES MAY BE SOLD IN THE FUTURE.

     As part of our continuing program of acquisitions, we have issued approximately 124.2 million shares of our common stock in private transactions since the beginning of 1998. Of these shares, approximately 71 million are still held by the initial investors. The substantial majority of these shares are currently available for immediate sale in the public market. The rest of these shares will become available for sale in the public market by September 1, 2001.

     In addition, we expect to issue preferred stock initially convertible into approximately 16.67 million shares of our common stock in connection with our acquisition of Milgard Manufacturing Inc., as described in "Summary -- Recent Developments" above. The Milgard acquisition agreement as well as some of our other acquisition agreements also contain guarantee and earnout provisions that provide for additional cash or stock consideration to be paid in the future depending on the market price of our common stock and other factors.

     No predictions can be made as to the effect, if any, that market sales of such shares, or the availability of such shares for future market sales, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could materially adversely affect the prevailing market price for our common stock and could impair our future ability to raise capital through an offering of equity securities. We may continue to use shares of our common stock as consideration for future acquisitions.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE NOTES.

     These notes are a new issue of securities. There is no active public trading market for these notes. We will apply for listing of the notes and the shares of common stock issuable upon conversion of these notes on the New York Stock Exchange; however, we can give no assurance that these notes or the underlying shares of common stock will be so listed. The underwriter has also advised us that it currently intends to make a market in these notes, but the underwriter is not obligated to do so and may discontinue any such market-making at any time. As a consequence, we cannot assure you that an active trading market will develop for your notes, that you will be able to sell your notes, or that, even if you can sell your notes, you will be able to sell them at an acceptable price.

THE AMOUNT YOU MUST INCLUDE IN YOUR INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES WILL EXCEED THE STATED YIELD ON THE NOTES.

     We and each holder will agree to treat the notes as contingent payment debt instruments for United States federal income tax purposes. As a result, despite some uncertainty as to the proper application of the applicable Treasury regulations, United States Holders will be required to include in their gross income, each year, amounts of interest in excess of the stated yield of the notes. United States Holders will recognize gain or loss on the sale of a note, repurchase by us of a note at the United States Holder's option, conversion of a note or redemption of a note, in an amount equal to the difference between the amount realized on the sale, repurchase by us at the United States Holder's option, conversion or redemption (including the fair market value of our common stock received upon conversion or otherwise) and the United States Holder's adjusted tax basis in the note. Any gain recognized by the United States Holders on the sale, repurchase by us at the United States Holder's option, conversion or redemption of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income and, thereafter, capital loss. See "Material U.S. Federal Income Tax Considerations -- Tax Consequences to United States Holders."

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the notes offered hereby, estimated to be approximately $640 million, will be applied toward the repayment of bank indebtedness. This bank indebtedness was incurred under two revolving credit agreements, principally to assist in the financing of acquisitions of businesses and for general corporate purposes. One of the credit agreements is scheduled to terminate in November 2005 and the other is scheduled to terminate in November 2001 and includes an option to extend repayment for one year at our discretion. Interest is payable on borrowings under these agreements based on various floating rate options we select.

                            DESCRIPTION OF THE NOTES

     The notes will be issued under an indenture dated as of February 12, 2001, among the Company and Bank One Trust Company, National Association, as trustee (the "TRUSTEE"), as supplemented (the "INDENTURE"). The base Indenture, referred to in the accompanying prospectus as the Senior Debt Indenture, has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part, and the supplemental Indenture relating specifically to the notes will be filed as an exhibit to a Current Report on Form 8-K. The following is a summary of the material terms and provisions of the notes. The terms of the notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TRUST INDENTURE ACT"), as in effect on the date of the Indenture. The notes are subject to all such terms, and prospective purchasers of the notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. As used in this "Description of the Notes," the term "COMPANY" refers to Masco Corporation and not any of its Subsidiaries.

     The notes are a series of debt securities described in the accompanying prospectus. The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of debt securities set forth in the accompanying prospectus.

     Definitions of certain terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

GENERAL

     The notes:

     - will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness and be junior to all of our current and future secured indebtedness:

     - will be limited to $1,654,183,000 aggregate principal amount at maturity, plus up to $247,177,000 aggregate principal amount at maturity if the underwriter's over-allotment option is exercised in full; and

     - will mature on July 20, 2031.

     Except under circumstances described under "-- Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event" and "Contingent Interest," we will not pay cash interest on the notes; rather the notes will accrete to a principal amount of $1,000 per note upon maturity, representing a yield to maturity of 3.125% per annum.

     The notes are redeemable prior to maturity only in specified circumstances between July 20, 2002 and January 25, 2007, and freely on or after January 25, 2007, as described below under "-- Optional Redemption," and do not have the benefit of a sinking fund. Principal of the notes will be payable, and the transfer of notes will be registrable, at the office of the Trustee. The Trustee will initially serve as paying agent for the notes.

     The notes are being offered at a substantial discount from their principal amount at maturity. Except as described below, we will not make periodic cash payments of interest on the notes. Each note of $1,000 principal amount at maturity will be issued at an issue price of $394.45. For United States federal income tax purposes, we will report the accrual of original issue discount at the comparable yield of 8.125% under the contingent payment debt regulations while they remain outstanding. The issue date for the notes and the commencement date for the accrual of original issue discount will be July 20, 2001. See "Material U.S. Federal Income Tax Considerations -- Tax Consequences to United States Holders -- Interest Accruals on the Notes."

     The notes will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes will be represented by one or more global securities registered in the name of a nominee of The Depositary. See "-- Book Entry, Delivery and Form."

     Except as noted below, all notices with respect to the notes will be deemed given upon publication on Bloomberg or our website or by any other electronic means of publication reasonably calculated to constitute notice.

RANKING

     The notes are general unsecured obligations of the Company and rank senior in right of payment to all future indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future unsecured indebtedness of the Company that is not so subordinated.

CONVERSION RIGHTS

     Holders may convert notes, in multiples of $1,000 principal amount at maturity, into Company Common Stock at any time prior to the close of business on July 20, 2031 if any of the following conditions are met:

     - Common Stock Price. The average Sale Price of the Company Common Stock for the 20 trading days immediately prior to the conversion date is at least a specified percentage, beginning at 120% and declining 1/3% each year thereafter until it reaches 110 1/3% for the year beginning July 20, 2030, of the Accreted Value as of such date of conversion, divided by the conversion rate;

     - Credit Ratings. The credit ratings assigned to the notes by either Moody's or S&P is reduced to below Investment Grade;

     - Redemption of Notes. If the notes are called for redemption, at any time prior to the close of business on the business day prior to the redemption date; or

     - Occurrence of Specified Corporate Transactions. If we elect to:

          (1) distribute to all holders of Company Common Stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of such distribution, Company Common Stock at less than the Sale Price at the time of such distribution; or

          (2) distribute to all holders of Company Common Stock assets, debt, securities or certain rights to purchase our securities, which distribution has a per share value as determined by the Board of Directors exceeding 15% of the Sale Price of Company Common Stock on the day preceding the declaration date for such distribution; or

          (3) become a party to a consolidation, merger or binding share exchange pursuant to which Company Common Stock would be converted into cash, securities or other property, in which case a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction.

In the case of clause (1) or (2), we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

     A note for which a holder has delivered a purchase notice or a Fundamental Change purchase notice requiring us to purchase the note may be converted only if such notice is withdrawn in accordance with the Indenture.

     The initial conversion rate is 12.7243 shares of Company Common Stock per note with a principal amount at maturity of $1,000, subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accretion.

     In lieu of issuing fractional shares, we will pay an amount of cash based on the Sale Price of Company Common Stock on the trading day immediately preceding the conversion date. On conversion of a note, a holder will not receive any cash payment representing accretion. Our delivery to the holder of the fixed number of shares of Company Common Stock into which the note is convertible, together with any cash payment for fractional shares, will be deemed:

     - to satisfy our obligation to pay the principal amount at maturity of the note; and

     - to satisfy any obligation to pay the increase in Accreted Value from the Issue Date through the conversion date.

     As a result, Accreted Value is deemed to be paid in full rather than canceled, extinguished or forfeited.

     A certificate for the number of full shares of Company Common Stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

     The conversion rate will be adjusted for:

     - distributions on Company Common Stock payable in Company Common Stock or our other capital stock;

     - subdivisions, combinations or certain reclassifications of Company Common Stock;

     - distributions to all holders of Company Common Stock of certain rights to purchase Company Common Stock for a period expiring within 60 days at less than the Sale Price at the time; and

     - certain distributions to such holders of our assets or debt securities or certain rights to purchase our securities (excluding (a) cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 10% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution; provided, however; that no adjustment to the conversion rate will be made in respect of any such dividends or distributions that are paid during any period for which we are paying contingent interest to holders and (b) distributions in connection with a transaction described in the third succeeding paragraph).

     - Company self-tenders.

     However, no adjustment need be made if holders may participate in the transaction (without exercising their conversion option) that would otherwise give rise to such an adjustment. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to stockholders (a) equals or exceeds the Market Price of Company Common Stock, or (b) such Market Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of Company Common Stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such holder's notes immediately prior to the record date for determining the stockholders entitled to receive the distribution. The Indenture will permit us to increase the conversion rate from time to time.

     If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into Company Common Stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of the Company or another Person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction.

     Holders of the notes may, in certain circumstances, be deemed to have received a distribution treated as a dividend for U.S. Federal income tax purposes as the result of:

     - a taxable distribution to holders of Company Common Stock which results in an adjustment of the conversion rate; or

     - an increase in the conversion rate at our discretion.

     If we exercise our option to have cash interest accrue on a note following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of Company Common Stock or other property that the holder would have received if we had not exercised this option.

     If we exercise this option, notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the contingent interest or interest that the holder is to receive on the note. See "-- Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event."

CONTINGENT INTEREST

     Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month period from January 20 to July 19 and from July 20 to January 19, commencing January 20, 2007, if the average of the Note Price for the five trading days ending on the second trading day immediately preceding the relevant six-month period (the "AVERAGE NOTE PRICE") equals 120% or more of the Accreted Value of such note on the day immediately preceding the relevant six-month period. See "-- Optional Redemption" for some of these values. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading-day period for determining the Average Note Price will be the five trading days ending on the second trading day immediately preceding such record date. We will pay contingent interest only in cash.

     The amount of contingent interest payable per note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on Company Common Stock during that six-month period multiplied by the number of shares of Company Common Stock issuable upon conversion of a note and
(2) 0.125% of such Average Note Price for the five trading-day period referred to above.

     Contingent interest, if any, will accrue and be payable to holders of notes as of the record date for the related Company Common Stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, to holders of notes as of the fifteenth day preceding the last day of the relevant six-month period. Such payment will be paid on the payment date of the related Company Common Stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, on the last day of the relevant six-month period. For U.S. federal income tax purposes, original issue discount will continue to accrue at the comparable yield, which we will report as 8.125% under the contingent debt payment regulations, subject to adjustment for actual payments of contingent interest. See "Material U.S.

Federal Income Tax Considerations -- Tax Consequences to United States Holders -- Interest Accruals on the Notes."

     For financial accounting purposes, our obligation to pay contingent interest on the notes will constitute an embedded derivative, the initial value of which is not material to our consolidated financial position. Any changes in its value will be reflected in our future income statements, in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." We do not believe that such future changes in value will have a significant effect on our future reported results of operations.

     Cash dividends are all cash dividends on Company Common Stock (whether regular, periodic, extraordinary, special, nonrecurring or otherwise) as declared by the Board of Directors.

     The "NOTE PRICE" on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $10 million principal amount at maturity of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

     - at least three such bids are not obtained by the bid solicitation agent, or

     - in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the Note Price will equal (a) the then applicable conversion rate of the notes multiplied by (b) the average Sale Price of Company Common Stock on the five trading days ending on such determination date.

     The bid solicitation agent will initially be the Trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our Affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

     Upon determination that holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to holders.

OPTIONAL REDEMPTION

     No sinking fund is provided for the notes. Prior to July 20, 2002, the notes will not be redeemable at our option.

     Between July 20, 2002 and January 25, 2007 we can only redeem the notes for cash, in whole but not in part, if the Sale Price of Company Common Stock is equal to or greater than a specified percentage of the conversion price in effect for at least 20 trading days in any consecutive 30-trading day period, where the "CONVERSION PRICE" means the then applicable redemption price divided by the conversion rate, and "REDEMPTION PRICE" means the Accreted Value, plus accrued and unpaid contingent interest, if any. We will give holders not less than 30-days' nor more than 60-days' notice of redemption. The table below shows ranges of dates between July 20, 2002 and January 25, 2007 and the percentage of the conversion price our common stock must attain within the specified date range before we may redeem the notes.

                                                                  PERCENTAGE OF CONVERSION PRICE
                                                                THAT COMMON STOCK PRICE MUST ATTAIN
                   REDEMPTION DATE RANGE                             FOR 20 OF 30 TRADING DAYS
                   ---------------------                        -----------------------------------
July 20, 2002 through July 19, 2003.........................                   150%
July 20, 2003 through July 19, 2004.........................                   140%
July 20, 2004 through January 24, 2007......................                   130%

     Beginning on January 25, 2007, at our option we may redeem the notes for cash at any time as a whole, or from time to time in part, at their redemption price. We will give holders not less than 30-days' nor more than 60-days' notice of redemption.

     The table below shows what the Accreted Value of a note would be on July 20, 2002, and at specified dates thereafter prior to maturity and at maturity on July 20, 2031. The Accreted Value, in dollars, of a note of $1,000 principal amount at maturity redeemed between such dates would include an additional amount reflecting the increase in Accreted Value since the next preceding date in the table.

                                                                          INCREASE IN ACCRETED    REDEMPTION
                  REDEMPTION DATE                       ISSUE PRICE(1)     VALUE AT 3.125%(2)     PRICE(1+2)
                  ---------------                       --------------    --------------------    ----------
July 20, 2002.......................................       $394.45              $ 12.42            $406.88
July 20, 2003.......................................       $394.45              $ 25.24            $419.69
July 20, 2004.......................................       $394.45              $ 38.46            $432.91
January 20, 2005....................................       $394.45              $ 45.22            $439.67
July 20, 2005.......................................       $394.45              $ 52.09            $446.54
July 20, 2006.......................................       $394.45              $ 66.15            $460.61
January 20, 2007....................................       $394.45              $ 73.35            $467.80
January 25, 2007....................................       $394.45              $ 73.56            $468.01
July 20, 2007.......................................       $394.45              $ 80.66            $475.11
July 20, 2008.......................................       $394.45              $ 95.62            $490.08
July 20, 2009.......................................       $394.45              $111.06            $505.51
July 20, 2010.......................................       $394.45              $126.98            $521.43
July 20, 2011.......................................       $394.45              $143.40            $537.85
July 20, 2012.......................................       $394.45              $160.34            $554.79
July 20, 2013.......................................       $394.45              $177.81            $572.27
July 20, 2014.......................................       $394.45              $195.83            $590.29
July 20, 2015.......................................       $394.45              $214.43            $608.88
July 20, 2016.......................................       $394.45              $233.60            $628.06
July 20, 2017.......................................       $394.45              $253.38            $647.84
July 20, 2018.......................................       $394.45              $273.78            $668.24
July 20, 2019.......................................       $394.45              $294.83            $689.28
July 20, 2020.......................................       $394.45              $316.54            $710.99
July 20, 2021.......................................       $394.45              $338.93            $733.39
July 20, 2022.......................................       $394.45              $362.03            $756.48
July 20, 2023.......................................       $394.45              $385.85            $780.31
July 20, 2024.......................................       $394.45              $410.43            $804.88
July 20, 2025.......................................       $394.45              $435.78            $830.23
July 20, 2026.......................................       $394.45              $461.92            $856.38
July 20, 2027.......................................       $394.45              $488.90            $883.35
July 20, 2028.......................................       $394.45              $516.72            $911.17
July 20, 2029.......................................       $394.45              $545.41            $939.87
July 20, 2030.......................................       $394.45              $575.01            $969.47
July 20, 2031.......................................       $394.45              $605.55            $ 1,000

     If converted to semi-annual cash pay notes following the occurrence of a Tax Event (such notes, "CASH PAY NOTES"), the notes will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion through the redemption date. However, in no event may the notes be redeemed prior to July 20, 2002. See "-- Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event."

     If less than all of the outstanding notes are to be redeemed, the Trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the Trustee may select the notes by lot, pro rata or by any other method the Trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

     On the purchase dates indicated below, we will, at the option of the holder, be required to purchase any outstanding note for which a written purchase notice has been properly delivered by the holder to the Trustee and not withdrawn, subject to specified additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to such purchase date until the close of business on such purchase date.

     The purchase price of a note will be:

     - $406.88 per note on July 20, 2002;

     - $439.67 per note on January 20, 2005;

     - $467.80 per note on January 20, 2007;

     - $537.85 per note on July 20, 2011, plus accrued and unpaid contingent interest, if any;

     - $628.06 per note on July 20, 2016, plus accrued and unpaid contingent interest, if any;

     - $733.39 per note on July 20, 2021, plus accrued and unpaid contingent interest, if any; and

     - $856.38 per note on July 20, 2026, plus accrued and unpaid contingent interest, if any.

     The foregoing dollar amounts equal the Accreted Value on the respective purchase dates. For any purchase date after July 20, 2002, we may, at our option, instead of paying the purchase price in cash, pay all or a portion of the purchase price in Company Common Stock, as long as Company Common Stock is then listed on a national securities exchange or traded on the Nasdaq Stock Market. The fair market value of Company Common Stock for such purpose shall be the Market Price of Company Common Stock. We may pay the purchase price for any purchase on July 20, 2002 only in cash.

     If prior to a purchase date the notes have been converted to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "-- Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event."

     We will be required to give notice on a date not less than 30 business days prior to each purchase date by giving notice to all holders and beneficial owners as required by applicable law, stating among other things:

     - whether we will pay the purchase price of notes in cash or Company Common Stock or any combination thereof, specifying the percentages of each;

     - if we elect to pay in Company Common Stock, the method of calculating the Market Price of Company Common Stock; and

     - the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall state:

     - if certificated, the certificate numbers of the holder's notes to be delivered for purchase;

     - the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple thereof;

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the Indenture; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in Company Common Stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in Company Common Stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

     The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - if certificated, the certificate numbers of the notes being withdrawn;
       and

     - the principal amount at maturity of the notes that remain subject to the purchase notice, if any.

     In connection with any purchase offer pursuant to these provisions, we will:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule TO or any other required schedule under the Exchange Act.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

     We will pay cash based on the Market Price for all fractional shares of Company Common Stock in the event we elect to deliver Company Common Stock in payment, in whole or in part, of the purchase price.

     Because the Market Price of Company Common Stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of Company Common Stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in Company Common Stock only if the information necessary to calculate the Market Price is publicly available.

     Our right to purchase notes, in whole or in part, with Company Common Stock is subject to our satisfying various conditions, including:

     - the registration of Company Common Stock under the Securities Act and the Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     If the paying agent holds money or securities sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the Indenture, then, immediately after the purchase date, the note will cease to be outstanding and will cease to accrete, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

     Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financing agreements.

     No notes may be purchased at the option of holders if there has occurred and is continuing an Event of Default, other than an Event of Default that is cured by the payment of the purchase price of all such notes.

FUNDAMENTAL CHANGE PERMITS HOLDERS TO REQUIRE US TO PURCHASE NOTES

     If a Fundamental Change occurs at any time prior to July 20, 2002, each holder will have the right, at the holder's option, to require us to purchase any or all of the holder's notes. The notes may be purchased in multiples of $1,000 principal amount at maturity. We will purchase the notes at a price equal to the Accreted Value of the notes on the purchase date. See the table under "-- Optional Redemption." If, prior to the purchase date, we elect to convert the notes to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "-- Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event." If a Fundamental Change occurs on or after July 20, 2002, no holder will have a right to require us to purchase any notes, except as described above under "-- Purchase of Notes at the Option of the Holders."

     We may, at our option, instead of paying the Fundamental Change purchase price in cash, pay all or a portion of the Fundamental Change purchase price in Company Common Stock, as long as Company Common Stock is then listed on a national securities exchange or traded on the Nasdaq Stock Market. The fair market value of Company Common Stock for such purpose shall be the Market Price of Company Common Stock.

     A "FUNDAMENTAL CHANGE" will be deemed to have occurred at such time after the original issuance of the notes as any of the following occurs:

          (1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries to any Person (other than a Subsidiary); provided, however; that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of such Person immediately after such transaction shall not be a Fundamental Change;

          (2) a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act (other than the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Common Equity of the Company representing more than 50% of the voting power of the Common Equity of the Company;

          (3) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or

          (4) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company which is part of a transaction that does not constitute a Fundamental Change under the proviso contained in clause (1) above shall not constitute a Fundamental Change.

     A Fundamental Change will not be deemed to have occurred, however, if either:

          (I) the Sale Price of Company Common Stock for (a) any 10 trading days within the 20 consecutive trading days ending immediately before the Fundamental Change, and (b) at least five trading days within the 10 consecutive trading days ending immediately before the Fundamental Change, shall equal or exceed 105% of the Accreted Value, divided by the conversion rate, or

          (II) both

             (a) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Fundamental Change consists of shares of Common

        Equity traded on a national securities exchange or quoted on the Nasdaq Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as "PUBLICLY TRADED SECURITIES") and as a result of such transaction or transactions the notes become convertible solely into such publicly traded securities and

             (b) the consideration to be received per share of Company Common Stock in the transaction or transactions constituting the Fundamental Change consists of cash, publicly traded securities or a combination of cash and publicly traded securities with an aggregate fair market value (which, in the case of publicly traded securities, shall be equal to the average closing price of such publicly traded securities during the five consecutive trading days commencing with the trading day following consummation of the transaction or transactions constituting the Fundamental Change) of at least 105% of the Accreted Value, divided by the conversion rate.

     On or before the 30th day after the occurrence of a Fundamental Change, we will provide to all holders of the notes and the Trustee a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

     - whether we will pay the purchase price of notes in cash or Company Common Stock or any combination thereof, specifying the percentages of each;

     - if we elect to pay in Company Common Stock, the method of calculating the Market Price of Company Common Stock; and

     - the procedures that holders must follow to require us to purchase their notes.

     To exercise the purchase right, holders of notes must deliver, on or before the 60th day after the date of our notice of a Fundamental Change, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Option to Elect Purchase Upon a Fundamental Change" on the reverse side of the note duly completed, to the paying agent. The purchase notice given by each holder electing to require us to purchase notes shall state:

     - if certificated, the certificate numbers of the holder's notes to be delivered for purchase;

     - the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple thereof;

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the Indenture; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in Company Common Stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in Company Common Stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - if certificated, the certificate numbers of the notes being withdrawn;
       and

     - the principal amount at maturity of the notes that remain subject to the purchase notice, if any.

     We will pay cash based on the Market Price for all fractional shares of Company Common Stock in the event we elect to deliver Company Common Stock in payment, in whole or in part, of the purchase price.

     Because the Market Price of Company Common Stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of Company Common Stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in Company Common Stock only if the information necessary to calculate the Market Price is publicly available.

     Our right to purchase notes, in whole or in part, with Company Common Stock is subject to our satisfying various conditions, including:

     - the registration of Company Common Stock under the Securities Act and the Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     In connection with any purchase offer pursuant to these provisions, we will:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule TO or any other required schedule under the Exchange Act.

     The purchase rights of the holders could discourage a potential acquirer of the Company. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an Event of Default other than an Event of Default that is cured by the payment of the purchase price of all such notes.

     The Indenture will require the payment of money for notes or portions thereof validly tendered to and accepted for payment by us pursuant to a Fundamental Change offer. In the event that a Fundamental Change has occurred under the Indenture, a change of control might also occur under any other indenture governing our then-existing debt or might result in the acceleration of the maturity of any of our then-existing indebtedness. In addition, a Fundamental Change may also result in the acceleration of Indebtedness under our bank credit facilities. If a Fundamental Change were to occur or we were required to purchase outstanding notes as described under "-- Purchase of Notes at the Option of the Holder," there can be no assurance that the Company would have sufficient funds to pay the purchase price for all notes and amounts due under other indebtedness that the Company may be required to purchase or repay. After giving effect to this offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the Company would not have sufficient funds available to purchase all of the outstanding notes pursuant to a Fundamental Change offer or if we were otherwise required to purchase the outstanding notes if, in each case, the indebtedness under our bank credit facilities were also to be accelerated. In the event that the Company were required to purchase outstanding notes pursuant to a Fundamental Change offer or other requirement, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Failure by the Company to purchase the notes when required upon a Fundamental Change will result in an Event of Default with respect to the notes.

OPTIONAL CONVERSION TO SEMI-ANNUAL CASH PAY NOTE UPON TAX EVENT

     From and after the date of the occurrence of a Tax Event, we will have the option to elect to have cash interest accrue on all, and not less than all of, the notes at the rate of 3.125% per year. The principal amount of each note will be restated (the "RESTATED PRINCIPAL AMOUNT") and will equal its Accreted Value on the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the "OPTION EXERCISE DATE").

     Such interest will accrue from the Option Exercise Date and will be payable in cash semi-annually on the interest payment dates of July 20 and January 20 of each year to holders of record at the close of business on July 1 or January 1 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid. In the event we exercise this option to pay cash interest, the redemption price, purchase price and Fundamental Change purchase price on the notes will be adjusted. Contingent interest payments will cease to accrue on the Option Exercise Date. However, there will be no change in the holder's conversion rights.

     A "TAX EVENT" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus supplement, as a result of:

          (1) any amendment to, or change (including any announced prospective change) in, the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

          (2) any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus supplement, there is more than an insubstantial risk that interest (including original issue discount or contingent interest, if any) payable on the notes either:

     - would not be deductible on a current accrual basis, or

     - would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for U.S. Federal income tax purposes.

     The modification of the terms of the notes by us upon a Tax Event, as described above, may alter the timing of income recognition by holders of the notes with respect to the semi-annual payments of interest due on the notes after the Option Exercise Date.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

     "ACCRETED VALUE" means, at any date of determination, (1) prior to such time as the notes are converted to Cash Pay Notes, the sum of (x) the initial offering price of each note and (y) the portion of the excess of the principal amount of each note over such initial offering price which shall have been amortized by the Company in accordance GAAP through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each July 20 and January 20 at the rate of 3.125% per annum from the Issue Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months and (2) at or after such time as the notes are converted to Cash Pay Notes, the Restated Principal Amount.

     "COMPANY COMMON STOCK" means the common stock of the Company, par value $1.00 per share, as it exists on the date of the Indenture and any shares of any class or classes of capital stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

     "COMMON EQUITY" of any Person means capital stock of such Person that is generally entitled to (1) vote in the election of directors of such Person or
(2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

     "CONTINUING DIRECTOR" means a director who either was a member of the Board of Directors of the Company on the date of the Indenture or who became a director of the Company subsequent to such date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors on the Board of Directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

     "INVESTMENT GRADE" shall mean BBB -- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's.

     The "MARKET PRICE" as of any date means the average of the Sale Prices of Company Common Stock for the 20 trading-day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such 20 trading day period and ending on such date, of certain events with respect to Company Common Stock that would result in an adjustment of the conversion rate.

     The "SALE PRICE" of Company Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which Company Common Stock is traded or, if Company Common Stock is not listed on a United States national or regional securities exchange, as reported on the Nasdaq Stock Market.

BOOK ENTRY, DELIVERY AND FORM

     The notes offered hereby will be issued in the form of one or more fully registered Global Notes (the "GLOBAL NOTES"). The Global Notes will be deposited on or about the Issue Date with, or on behalf of, The Depository Trust Company (the "DEPOSITARY") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "GLOBAL NOTE HOLDER").

     The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "PARTICIPANTS" or the "DEPOSITARY'S PARTICIPANTS") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the underwriter), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "INDIRECT PARTICIPANTS" or the "DEPOSITARY'S INDIRECT PARTICIPANTS") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the underwriter with portions of the principal amount at maturity of the Global Notes and (ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole owner or holder of such notes outstanding under the Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in notes represented by the Global Notes to pledge such interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company, the Trustee, the paying agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such notes.

     Payments in respect of the principal, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest).

     The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount at maturity of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owner of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     As long as the notes are represented by one or more Global Notes, the Depositary's nominee will be the holder of the notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the notes. See "Purchase of Notes at the Option of the Holder," "Fundamental Change Permits Holders to Require Us to Purchase Notes" and "-- Limitations on Dispositions of Assets." Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular note, the beneficial owner of such note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in the form of Certificated Securities under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Notes, notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related notes.

     Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts at maturity, of the notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the Certificated notes also will be settled in immediately available funds.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange the notes in accordance with the procedures set forth in the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any note selected for redemption. Also, the Registrar is not required to transfer or exchange any note for a period of 15 days before a selection of the notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the notes. This discussion applies only to notes that are both:

     - purchased by those initial holders who purchase notes at the "issue price" (as defined below); and

     - held as capital assets.

     This discussion does not describe the U.S. federal income tax consequences of the ownership or disposition of our common stock, nor does it describe all of the tax consequences that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, such as:

     - certain financial institutions;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - persons holding notes as part of a "straddle," hedge or "conversion" transaction;

     - United States Holders (as defined below) whose functional currency is not the U.S. dollar;

     - certain former citizens or residents of the United States;

     - partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

     - persons subject to the alternative minimum tax.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "CODE"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of notes should consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

CLASSIFICATION OF THE NOTES

     We intend to treat the notes as indebtedness for United States federal income tax purposes subject to the Treasury regulations governing contingent payment debt instruments (the "CONTINGENT DEBT REGULATIONS"). Pursuant to the terms of the supplemental Indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary), to treat the notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes. However, the proper application of the contingent debt regulations to the notes is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service ("IRS") will not assert that the notes should be treated differently. Such treatment could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. In particular, it might be determined that a Holder should not have accrued interest income in excess of the stated yield, should not have recognized income or gain upon the conversion of a note and should have recognized capital gain or loss upon a taxable disposition of its note. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes (including alternative characterizations of the notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the contingent debt regulations as described above.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     As used herein, the term "UNITED STATES HOLDER" means a beneficial owner of a note that is for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

     - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Interest Accruals on the Notes

     Under the contingent debt regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the "COMPARABLE YIELD") determined at the time of issuance of the notes. Accordingly, United States Holders will be required to include interest in income in each year despite the fact that no interest may actually be paid on the notes.

     At the time the notes are issued, we are required to determine the comparable yield for the notes that takes into account the yield at which we could issue a non-convertible fixed rate debt instrument with no contingent payments, but with terms similar to those of the notes. Accordingly, we have determined the comparable yield to be 8.125% compounded semi-annually, which is higher than the stated yield of the notes.

     Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, we are required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The projected payment schedule for the notes includes estimates for payments of contingent interest and for a payment at maturity taking into account the anticipated value of our common stock at the time. The comparable yield and the schedule of projected payments are set forth in the Indenture. United States Holders may also obtain the projected payment schedule by submitting a written request for it to us at Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180, Attention: Corporate Secretary.

     NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WILL BE PAID ON THE NOTES, OR THE VALUE AT ANY TIME OF THE COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED. For U.S. federal income tax purposes, a United States Holder is required to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such United States Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

     Based on the comparable yield and the issue price of the notes, a United States Holder of a note (regardless of its accounting method) will be required to accrue as interest the sum of the daily portions of interest on the notes for each day in the taxable year on which the United States Holder held the note, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes (as set forth below). The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the "ISSUE PRICE").

     The daily portions of interest in respect of a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such note and any interest previously accrued thereon by a United States Holder (disregarding any positive or negative adjustments) minus (y) the amount of any projected payments on the notes for previous accrual periods.

     In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a "POSITIVE ADJUSTMENT") in respect of a note for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a note for a taxable year, the United States Holder will incur a "NEGATIVE ADJUSTMENT" equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the note that a United States Holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous inclusions under the note over (B) the total amount of the United States Holder's net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange or retirement of the notes.

     Sale, Exchange, Conversion or Retirement of the Notes

     Upon a sale, exchange or retirement of a note for cash, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally be equal to the United States Holder's original purchase price for the note, increased by any interest income previously accrued by the United States Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the notes to the United States Holder. A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

     In addition, as described above, our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of stock upon conversion of a note into our common stock as a contingent payment in respect of the notes. Accordingly, we intend to treat the delivery of our common stock upon the conversion of a note as a contingent payment. As described above, United States Holders are generally bound by our determination of the comparable yield and the projected payment schedule. Under this treatment, a conversion of a note into common stock, or a redemption where we elect to pay in common stock, will also result in taxable gain or loss to the United States Holder under the rules described in the previous paragraph. For this purpose, the amount realized by a United States Holder will equal the fair market value of the common stock received upon conversion or redemption, plus any cash received.

     A United States Holder's tax basis in our common stock received upon a conversion of a note or upon a United States Holder's exercise of a redemption option that we elect to satisfy in common stock will equal the then current fair market value of such common stock. The United States Holder's holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

     Constructive Dividends

     If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to the United States Holders of the notes. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets will generally result in deemed dividend treatment to United States Holders of the notes.

     Generally, an increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

     Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder may be subject to United States backup withholding tax at the rates specified in the Code on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     As used herein, the term "NON-UNITED STATES HOLDER" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

     - an individual who is classified as a nonresident for U.S. federal income tax purposes;

     - a foreign corporation; or

     - a nonresident alien fiduciary of a foreign estate or trust.

     We intend to treat payments of contingent interest made to a Non-United States Holder that are based on dividends on our common stock as subject to U.S. federal withholding tax and, therefore, Non-United States Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-United States Holder claiming that the payments are effectively connected with the conduct of a U.S. trade or business. A Non-United States Holder that is subject to withholding tax should consult his own tax advisors as to whether he can obtain a refund for all or a portion of, the withholding tax.

     All other payments on the notes made to a Non-United States Holder, and any gain realized on a sale or exchange of the notes (other than gain attributable to accrued contingent interest), will be exempt from U.S. federal income or withholding tax, provided that: (i) the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest, and (ii) the certification requirement described below has been fulfilled with respect to the Non-United States Holder and (iii) such payments and gain are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States.

     The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

     If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), except that the Non-United States Holder will be required to provide to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United

States Holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax.

     Constructive Dividends

     The conversion rate of the notes is subject to adjustment in some circumstances. Such adjustment could, in some circumstances, give rise to a deemed distribution to Non-U.S. Holders of the notes (see "Tax Consequences to United States Holders -- Constructive Dividends" above). In such case, the deemed distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Such dividends will generally be subject to U.S. withholding tax at a 30% rate, subject to a reduction by an applicable treaty. A Non-United States Holder who is subject to withholding tax should consult his own tax advisors as to whether he can obtain a refund for all or a portion of the withholding tax.

     Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A Non-United States Holder may be subject to U.S. backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the notes described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to the Non-United States Holder will be allowed as a credit against the Non-United States Holder's U.S. federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement, we have agreed to sell to Salomon Smith Barney Inc., as underwriter, and it has agreed to purchase $1,654,183,000 principal amount at maturity of notes. The underwriting agreement provides that, subject to the terms and conditions set forth therein, the underwriter will be obligated to purchase all the notes offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any notes are purchased.

     The underwriter proposes to offer part of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the public offering price may be changed by the underwriter.

     We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $247,177,000 additional principal amount at maturity of notes at their accreted value at the time of purchase less the underwriting discount. The underwriter may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the notes offered by this prospectus supplement.

     The following table shows the underwriting discount we will pay to the underwriter in connection with this offering:

                                                                                           OFFERING WITH
                                                                  OFFERING WITHOUT        OVER-ALLOTMENT
                                                                OVER-ALLOTMENT OPTION    OPTION IN FULL(1)
                                                                ---------------------    -----------------
Per $l,000 note.............................................       $         7.89         $         7.89
Total.......................................................       $13,049,849.69         $14,999,829.04

-------------------------
(1) Plus 2.00% of the increase in accreted value of the notes issuable upon exercise of the over-allotment option from July 20, 2001 to the closing of the over-allotment option purchase (assuming for this calculation that the notes so issuable have been outstanding since July 20, 2001).

     We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $75,000.

     We have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of the underwriter, offer, sell or contract to sell any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (other than the notes). The underwriter may release any securities subject to the lock-up at any time without notice.

     We have been advised by the underwriter that it intends to make a market in the notes, but that it is not obligated to do so and may discontinue making a market at any time without notice. Our common stock is listed on the New York Stock Exchange under the symbol of "MAS." We have applied to list the notes on the New York Stock Exchange.

     The underwriting agreement provides that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriter may be required to make in respect of such liabilities.

     The underwriter may engage in over-allotment, stabilizing transactions and syndicate-covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Such over-allotment, stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

                                 $2,000,000,000
                               MASCO CORPORATION

                                Debt Securities
                                  Common Stock
                                 ($1 Par Value)
                             ----------------------

     We may offer and issue debt securities and shares of our common stock from time to time. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities.
     Our common stock is listed on the New York Stock Exchange under the symbol "MAS." On April 23, 2001, the closing price of our common stock was $23.95 per share.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

                             ----------------------

                 The date of this prospectus is July 13, 2001.

                               TABLE OF CONTENTS

              CAPTION                   PAGE
              -------                   ----
About This Prospectus...............      3
Special Note Regarding Forward-
  Looking Statements................      3
Masco Corporation...................      3
Use Of Proceeds.....................      4
Ratio Of Earnings To Fixed
  Charges...........................      4

              CAPTION                   PAGE
              -------                   ----
Description Of Debt Securities......      4
Description Of Capital Stock........     13
Plan Of Distribution................     15
Legal Opinions......................     16
Experts.............................     16
Where You Can Find More
  Information.......................     16

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a shelf registration process. Under this shelf process, we may issue, from time to time, up to $2,000,000,000 of debt securities and shares of our common stock. Each time we issue debt securities or common stock under the registration statement we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We are engaged in the manufacture, sale and installation of home improvement and building products, with emphasis on brand name products and services holding leadership positions in their markets. Our products are sold to the home improvement and home construction markets through mass merchandisers, home centers, hardware stores, wholesalers and other outlets for consumers and contractors.

     Factors that affect our results of operations include the levels of home improvement and residential construction activity principally in the U.S. and Europe, cost management, fluctuations in the principal European currencies, the increasing importance of home centers as distributors of home improvement and building products and our ability to maintain our leadership positions in our markets in the face of increasing global competition. Additional factors that may significantly affect our performance are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is contained in our Annual Report on Form 10-K that is on file with the SEC.

     In this prospectus and in the documents we incorporate by reference, we state our views about our future performance. These views, which constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties that are difficult to predict and may cause our actual results to differ materially from the results discussed in such forward-looking statements.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND IN MATERIAL WE FILE WITH THE SEC. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, THE SECURITIES DESCRIBED IN THIS PROSPECTUS ONLY WHERE OFFERS AND SALES ARE PERMITTED. SINCE INFORMATION THAT WE FILE WITH THE SEC IN THE FUTURE WILL AUTOMATICALLY UPDATE AND SUPERSEDE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               MASCO CORPORATION

     Masco Corporation manufactures, sells and installs home improvement and building products, with emphasis on brand name products and services holding leadership positions in their markets. Masco is among the largest manufacturers in North America of brand name consumer products designed for the home improvement and home building industries. Our business segments are: cabinets and related products; plumbing products; decorative architectural products; insulation installation and other services; and other specialty products. More than 80% of Masco's sales are generated by operations in North America, primarily the United States. International operations, primarily in Europe, comprise the balance.

     Our executive offices are located at 21001 Van Born Road, Taylor, Michigan 48180. Our telephone number is (313) 274-7400 and our website address is http://www.masco.com. Except as the context otherwise indicates, the terms "Masco," "we," "us," and "our" refer to Masco Corporation.

                                USE OF PROCEEDS

     We expect to use substantially all of the net proceeds from sales of the securities described in this prospectus for our general corporate purposes, which may include making additions to our working capital, repaying indebtedness, financing acquisitions and investments in new or existing lines of business. We will describe our intended use of the proceeds from a particular offering of securities in the related prospectus supplement. Funds not required immediately for any of the previously listed purposes may be invested in marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges were as follows:

    YEAR ENDED DECEMBER 31,
--------------------------------
2000   1999   1998   1997   1996
----   ----   ----   ----   ----
4.9    7.0    7.6    7.5    7.2

     We calculated these ratios by dividing earnings before income taxes, extraordinary income and fixed charges by our fixed charges. We included in the ratios the earnings and fixed charges of Masco and its consolidated subsidiaries and the dividends received from 50% or less owned companies less our equity in their undistributed earnings. Fixed charges consist of interest, amortization of debt expense and the portion of rentals for real and personal properties which we deem representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

DEBT MAY BE SENIOR OR SUBORDINATED

     We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under our Senior Debt Indenture, as defined below, and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under our Subordinated Debt Indenture, as defined below, and will be subordinate and junior in right of payment, as set forth in the Subordinated Debt Indenture, to all of our "senior indebtedness," which is defined in our Subordinated Debt Indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our Senior Debt Indenture and our Subordinated Debt Indenture individually as an "indenture" and collectively as the "indentures."

     We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities.

     Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to our negative pledge and limitations on sales and leasebacks, which are included in the Senior Debt Indenture only, and to subordination.

     We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates. As a result, you may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and any additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

     Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

     We may, without the consent of the existing holders of any series of debt securities, issue additional debt securities having the same terms so that the existing debt securities and the new debt securities form a single series under the indenture.

TERMS SPECIFIED IN PROSPECTUS SUPPLEMENT

     The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

- classification as senior or subordinated debt securities and the specific designation of such securities;

- aggregate principal amount and purchase price;

- currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

- minimum denominations;

- date of maturity;

- the interest rate or rates or the method by which a calculation agent will determine the interest rate or rates, if any;

- the interest payment dates, if any;

- any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

- whether we will issue the debt securities in definitive form or in the form of one or more global securities;

- the terms on which holders of the debt securities may convert or exchange these securities into our common stock or other securities of Masco or other entities;

- information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

- any special United States federal income tax consequences applicable to the debt securities being issued; and

- any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

REGISTRATION AND TRANSFER OF DEBT SECURITIES

     You may present debt securities for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the applicable indenture. We will provide you those services free of charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the applicable indenture.

     If any of the debt securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "Global Securities."

DEFEASANCE

     Defeasance means we may terminate most of our obligations under the applicable indenture with respect to such series, including our obligations to comply with the restrictive covenants described in this prospectus, on the terms and subject to the conditions contained in the indentures, by depositing in trust with the appropriate trustee money or obligations of the United States sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series. We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. We must also deliver a ruling to such effect received from or published by the United States Internal Revenue Service or evidence of a change in applicable United States federal income tax law if we are discharged from our obligations with respect to debt securities.

INDENTURES

     Debt securities that will be senior debt will be issued under an Indenture dated as of February 12, 2001 between Masco and Bank One Trust Company, National Association, as trustee. We call that indenture, as further supplemented from time to time, the Senior Debt Indenture. Debt securities that will be subordinated debt will be issued under an Indenture between Masco Corporation and The Bank of New York, as trustee. We call that indenture, as further supplemented from time to time, the Subordinated Debt Indenture. We refer to Bank One Trust Company and The Bank of New York individually as a "trustee" and collectively as the "trustees."

SUBORDINATION PROVISIONS

     There are contractual provisions in the Subordinated Debt Indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Subordinated Debt Indenture, to all of our senior indebtedness.

     The Subordinated Debt Indenture defines senior indebtedness generally as obligations of, or guaranteed or assumed by, Masco for borrowed money or evidenced by bonds, notes or debentures or other similar instruments or incurred in connection with the acquisition of property, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or of those obligations. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the Subordinated Debt Indenture.

     The Subordinated Debt Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

- of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

- a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

- there has occurred any other event of default with respect to senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, and that event of default has not been cured or waived or has not ceased to exist; or

- that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the Subordinated Debt Indenture and that declaration has not been rescinded and annulled as provided under the Subordinated Debt Indenture.

COVENANTS RESTRICTING PLEDGES, MERGERS AND OTHER SIGNIFICANT CORPORATE ACTIONS

     In the following discussion, we use a number of capitalized terms which have special meanings under the indentures. We provide definitions of these terms under "Definitions" below.

     Negative Pledge. Section 10.04 of the Senior Debt Indenture provides that so long as any of the senior debt securities remains outstanding, we will not, nor will we permit any Consolidated Subsidiary to, issue, assume or guarantee any Debt if such Debt is secured by a mortgage upon any Principal Property or upon any shares of stock or indebtedness of any Consolidated Subsidiary which owns or leases any Principal Property, whether such Principal Property is owned on the date of the Senior Debt Indenture or is thereafter acquired, without in any such case effectively providing that the senior debt securities shall be secured equally and ratably with such Debt, except that the foregoing restrictions shall not apply to:

- mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Consolidated Subsidiary;

- mortgages on property existing at the time of acquisition thereof, or to secure Debt incurred for the purpose of financing all or any part of the purchase price of such property, or to secure any Debt incurred prior to or within 120 days after the later of the acquisition, completion of construction or improvement or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon;

- mortgages securing Debt owing by any Consolidated Subsidiary to the Company or another Consolidated Subsidiary;

- mortgages on property of a corporation existing at the time such corporation is merged or consolidated with us or a Consolidated Subsidiary or at the time of a sale, lease or other disposition of the properties of the corporation or firm as an entirety or substantially as an entirety to us or a Consolidated Subsidiary, provided that no such mortgage shall extend to any other Principal Property of the Company or any Consolidated Subsidiary or any shares of capital stock or any indebtedness of any Consolidated Subsidiary which owns or leases a Principal Property;

- mortgages on our property or a Consolidated Subsidiary's property in favor of the United States of America, any State thereof, or any other country, or any political subdivision of any thereof, to secure payments pursuant to any contract or statute, including Debt of the pollution control or industrial revenue bond type, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or

- one or more extensions, renewals or replacements, in whole or in part, of mortgages existing at the date of the Senior Debt Indenture or any mortgage referred to in the preceding five bullet points as long as those extensions, renewals or replacements do not increase the amount of Debt secured by the mortgage or cover any additional property.

     Notwithstanding the above, we may, and may permit, any Consolidated Subsidiary to issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the total of the aggregate amount of such Debt then outstanding, excluding secured Debt permitted under the foregoing exceptions, and the aggregate amount of Attributable Debt in respect of sale and lease-back arrangements at such time, does not exceed 5% of Consolidated Net Tangible Assets, determined as of a date not more than 90 days prior thereto. The Subordinated Debt Indenture does not include negative pledge provisions.

     Limitation on Sales and Leasebacks. Under the Senior Debt Indenture, we and our Consolidated Subsidiaries are not allowed to enter into any sale and leaseback arrangement involving a Principal Property which has a term of more than three years, except for sale and leaseback arrangements between us and a Consolidated Subsidiary or between Consolidated Subsidiaries, unless:

- we or the Consolidated Subsidiary could incur Debt secured by a mortgage on that Principal Property at least equal to the amount of Attributable Debt resulting from that sale and leaseback transaction without having to equally and ratably secure the senior debt securities in the manner described above under "Negative Pledge"; or

- we apply an amount equal to the greater of the net proceeds of the sale of the Principal Property or the fair market value of the Principal Property within 120 days of the effective date of the sale and leaseback arrangement to the retirement of our or a Consolidated Subsidiary's Funded Debt, including the senior debt securities.

     However, we cannot satisfy the second test by retiring:

- Funded Debt that we were otherwise obligated to repay within the 120-day period;

- Funded Debt owned by us or by a Consolidated Subsidiary; or

- Funded Debt that is subordinated in right of payment to the senior debt securities.

     The Subordinated Debt Indenture does not include any limitations on sales and leasebacks.

     Consolidation, Merger or Sale of Assets. The Senior Debt Indenture provides that we will not consolidate or merge with or into any other corporation and will not sell or convey our property as an entirety, or substantially as an entirety, to another corporation if, as a result of such action, any Principal Property would become subject to a mortgage, unless either:

- such mortgage could be created pursuant to Section 10.04 of the Senior Debt Indenture without equally and ratably securing the senior debt securities; or

- the senior debt securities shall be secured prior to the Debt secured by such mortgage.

     Each of the indentures provides that we may consolidate or merge or sell all or substantially all of our assets if:

- we are the continuing corporation or if we are not the continuing corporation, such continuing corporation is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and assumes by supplemental indenture the due and punctual payment of the principal of, and the premium, if any, and interest on the debt securities and the due

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

  and punctual performance and observance of all of the covenants and conditions of the applicable Indenture to be performed by us; and

- we are not, or such continuing corporation is not, in default in the performance of any such covenant or condition immediately after such merger, consolidation or sale of assets.

DEFINITIONS

     "Attributable Debt" in respect of a sale and leaseback arrangement is defined in the Senior Debt Indenture to mean, at the time of determination, the lesser of:

- the fair value of the property, as determined by our board of directors, subject to such arrangement; or

- the present value, discounted at the rate per annum equal to the interest borne by fixed rate senior debt securities or the yield to maturity at the time of issuance of any Original Issue Discount Securities determined on a weighted average basis, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease upon payment of a penalty, in which case the rental payment shall include such penalty, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges;

provided, however, that there shall not be deemed to be any Attributable Debt in respect of a sale and leaseback arrangement if:

- such arrangement does not involve a Principal Property;

- we or a Consolidated Subsidiary would be entitled pursuant to the provisions of Section 10.04(a) of the Senior Debt Indenture to issue, assume or guarantee Debt secured by a mortgage upon the property involved in such arrangement without equally and ratably securing the senior debt securities; or

- the greater of the net proceeds of such arrangement or the fair market value of the property so leased has been applied to the retirement, other than any mandatory retirement or by way of payment at maturity, of our Funded Debt or any Consolidated Subsidiary's Funded Debt, other than Funded Debt owed by us or any Consolidated Subsidiary and other than Funded Debt which is subordinated in payment of principal or interest to the senior debt securities.

     "Consolidated Net Tangible Assets" is defined in the Senior Debt Indenture as the aggregate amount of our assets less applicable reserves and the aggregate amount of assets less applicable reserves of the Consolidated Subsidiaries after deducting therefrom:

- all current liabilities, excluding any such liabilities deemed to be Funded Debt;

- all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and

- all investments in any Subsidiary other than a Consolidated Subsidiary, in all cases computed in accordance with the generally accepted accounting principles and which under generally accepted accounting principles would appear on a consolidated balance sheet of Masco and its Consolidated Subsidiaries.

     "Consolidated Subsidiary" is defined in the Senior Debt Indenture to mean each Subsidiary other than any Subsidiary the accounts of which:

- are not required by generally accepted accounting principles to be consolidated with our accounts for financial reporting purposes;

- were not consolidated with our accounts in our then most recent annual report to stockholders; and

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

- are not intended by us to be consolidated with our accounts in our next annual report to stockholders;

provided, however, that the term "Consolidated Subsidiary" shall not include:

- any Subsidiary which is principally engaged in

     - owning, leasing, dealing in or developing real property, or

     - purchasing or financing accounts receivable, making loans, extending credit or other activities of a character conducted by a finance company, or

- any Subsidiary, substantially all of the business, properties or assets of which were acquired after the date of the Senior Debt Indenture whether by way of merger, consolidation, purchase or otherwise, unless in each case our board of directors thereafter designates such Subsidiary a Consolidated Subsidiary for the purposes of the Senior Debt Indenture.

     "Debt" is defined in the Senior Debt Indenture to mean any indebtedness for money borrowed and any Funded Debt.

     "Funded Debt" is defined in the Senior Debt Indenture to mean indebtedness maturing more than 12 months from the date of the determination thereof or having a maturity of less than 12 months but renewable or extendible at the option of the borrower beyond 12 months from the date of such determination:

- for money borrowed; or

- incurred in connection with the acquisition of property, to the extent that indebtedness in connection with acquisitions is represented by any notes, bonds, debentures or similar evidences of indebtedness, for which we or any Consolidated Subsidiary is directly or contingently liable or which is secured by our property or the property of a Consolidated Subsidiary.

     "Mortgage" is defined in the Senior Debt Indenture to mean a mortgage, security interest, pledge, lien or other encumbrance.

     "Original Issue Discount Security" is defined in both indentures to mean any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

     "Principal Property" is defined in the Senior Debt Indenture to mean any manufacturing plant or research or engineering facility located within the United States of America or Puerto Rico owned or leased by us or any Consolidated Subsidiary unless, in the opinion of our board of directors, such plant or facility is not of material importance to the total business conducted by us and our Consolidated Subsidiaries as an entirety.

     "Subsidiary" is defined in both indentures to mean any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation shall at the time be owned by us, or by us and one or more Subsidiaries, or by one or more Subsidiaries.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     The indentures provide that the following events will be events of default with respect to the debt securities of a series:

- we default in the payment of any interest on the debt securities of that series for more than 30 days;

- we default in the payment of any principal or premium on the debt securities of that series on the date that payment was due;

- we breach any of the other covenants applicable to that series of debt securities and that breach continues for more than 90 days after we receive notice from the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series; or

- we become bankrupt or insolvent.

     The trustee or the holders of 25% of the aggregate principal amount of debt securities of a series may declare all of the debt securities of that series to be due and payable immediately if an event of default with respect to a payment occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities of each affected series voting as one class may declare all of the debt securities of each affected series due and payable immediately if an event of default with respect to a breach of a covenant occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities outstanding under the indenture voting as one class may declare all of the debt securities outstanding under the indenture due and payable immediately if a bankruptcy event of default occurs. The holders of a majority of the aggregate principal amount of the debt securities of the applicable series or number of series described in this paragraph may annul a declaration or waive a past default except for a continuing payment default. If any of the affected debt securities are Original Issue Discount Securities, by principal amount we mean the amount that the holders would be entitled to receive by the terms of that debt security if the debt security were declared immediately due and payable.

     The holders of a majority in principal amount of the debt securities of any or all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the indentures. Notwithstanding the foregoing, a trustee shall have the right to decline to follow any such direction if such trustee is advised by counsel that the action so directed may not lawfully be taken or if such trustee determines that such action would be unjustly prejudicial to the holders not taking part in such direction or would involve such trustee in personal liability.

     Each indenture requires that we file a certificate each year with the applicable trustee stating that there are no defaults under the indenture. Each indenture permits the applicable trustee to withhold notice to holders of debt securities of any default other than a payment default if the trustee considers it in the best interests of the holders.

MODIFICATION OF INDENTURES

     We can enter into a supplemental indenture with the applicable trustee to modify any provision of the applicable indenture or any series of debt securities without obtaining the consent of the holders of any debt securities if the modification does not adversely affect the holders in any material respect. In addition, we can generally enter into a supplemental indenture with the applicable trustee to modify any provision of the indenture or any series of debt securities if we obtain the consent of the holders of a majority of the aggregate principal amount of debt securities of each affected series voting as one class. However, we need the consent of each affected holder in order to:

- change the date on which any payment of principal or interest on the debt security is due;

- reduce the amount of any principal, interest or premium due on any debt security;

- change the currency or location of any payment;

- impair the right of any holder to bring suit for any payment after its due date; or

- reduce the percentage in principal amount of debt securities required to consent to any modification or waiver of any provision of the indenture or the debt securities.

CONCERNING THE TRUSTEES

     Each trustee is a depository for funds of, makes loans to and performs other services for us from time to time in the normal course of business.

FORM OF DEBT SECURITIES

     Each debt security will be represented either by a certificate issued in definitive form

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

to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by the global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under "Global Securities."

GLOBAL SECURITIES

     We may issue the debt securities of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

     If not described below, any specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security ("participants") or persons that may hold interests through participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities. So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the indentures. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the

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

procedures of the participant through which such person owns its interest, to exercise any rights of a holder under either indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under either indenture, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. We and the trustees or any of our or their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such debt securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the global security or securities representing such debt securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant Trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the material terms of our capital stock is based on the provisions of our amended and restated certificate of incorporation. For more information as to how you can obtain a current copy of our certificate of incorporation, see "Where You Can Find More Information."

     Our amended and restated certificate of incorporation authorizes the issuance of one million shares of preferred stock, par value $1.00 per share and
1.4 billion shares of common stock, par value $1.00 per share.

PREFERRED STOCK

     We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to determine the voting powers, if any, designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued and to fix the number of shares of each such series. There were no shares of preferred stock outstanding as of December 31, 2000.

COMMON STOCK

     Subject to the rights of the holders of any preferred stock of Masco then outstanding, holders of common stock are entitled to one vote per share on matters to be voted on by our stockholders and to receive dividends, if any, when declared from time to time by our board of directors in its discretion out of legally available funds. Upon any liquidation or dissolution of the Company, holders of common stock are entitled to receive pro rata all assets remaining after payment of all liabilities and liquidation of any shares of any preferred stock at the time outstanding. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. As of December 31, 2000, there were approximately 444,750,000 shares of our common stock outstanding and approximately 22,193,000 shares reserved for issuance upon exercise of outstanding stock options. All of our outstanding common stock is fully paid and non-assessable and all of the shares of common stock that may be offered with this prospectus will be fully paid and non-assessable.

STOCKHOLDER RIGHTS AGREEMENT

     On December 6, 1995 we entered into a stockholder rights agreement which was amended September 23, 1998. The material provisions of that rights agreement are summarized below. However, since the terms of our rights agreement are complex, this summary may not contain all of the information that is important to you. For more information, you should obtain a copy of the agreement, which is filed as an exhibit with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy.

     Our rights agreement currently provides that each share of our outstanding common stock has one-half of one right to purchase one one-thousandth of a share of preferred stock. The purchase price per one one-thousandth of a share of preferred stock under the stockholder rights agreement is $100.

     Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock but will be represented by separate certificates on the day someone acquires at least 15% of our common stock, or approximately 10 days after someone commences a tender offer for at least 15% of our outstanding common stock.

     After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights. All shares of our common stock issued prior to the date the rights separate from the common stock have been and will be issued with the rights attached. The rights will expire on December 6, 2005 unless earlier redeemed or exchanged by us.

     If an acquiring person obtains or has the right to obtain at least 15% of our common stock and none of the events described in the next paragraph have occurred, then each right will entitle the holder to purchase for $100 a number of shares of our common stock having a then current market value of $200.

     If an acquiring person obtains or has the right to obtain at least 15% of our common stock, then each right will entitle the holder to purchase for $100 a number of shares of common stock of the acquiring person having a then current market value of $200 if any of the following occurs:

- we merge into another entity;

- an acquiring entity merges into us; or

- we sell more than 50% of our assets or earning power.

     Under our rights agreement, any rights that are or were owned by an acquiring person of more than 15% of our outstanding common stock will be null and void.

     Our rights agreement contains exchange provisions which provide that after an acquiring person obtains 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of our common stock, at an exchange ratio of two shares of common stock per right.

     Our board of directors may, at its option, redeem all of the outstanding rights at a redemption price of $0.01 per right, subject to adjustment, prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding common stock, or (2) the final expiration date of the rights agreement. The ability to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as Masco stockholders, such as the right to vote or receive dividends, simply by virtue of holding the rights. The rights agreement includes anti-dilution provisions designed to prevent efforts to diminish the effectiveness of the rights.

     For so long as the rights are redeemable, we may amend the rights agreement in any respect. At any time when the rights are no longer redeemable, we may amend the rights in any respect that does not adversely affect the holders of rights, other than the types of acquiring persons we described earlier in this section and their affiliates, that does not cause the rights agreement to become amendable in any other way or does not cause the rights to again become redeemable.

     Our rights agreement contains provisions that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired, redeemed or declared invalid. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board of directors to negotiate with an acquiror on behalf of all of the stockholders. In addition, the rights should not interfere with a proxy contest.

     The transfer agent and registrar for our common stock is The Bank of New York, New York, New York.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered by this prospectus in four ways:

- directly to purchasers;

- through agents;

- through underwriters; and

- through dealers.

     We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

     If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

     Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against some types of civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by the types of purchasers specified in the prospectus supplement to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

     Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                                 LEGAL OPINIONS

     The legality of the securities in respect of which this prospectus is being delivered will be passed on for us by John R. Leekley, Senior Vice President and General Counsel of Masco, and for the underwriters, if any, by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. Mr. Leekley is a Masco stockholder and a holder of options to purchase shares of our common stock. Davis Polk & Wardwell performs legal services from time to time for us and some of our related companies.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Masco Corporation for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits copies of the forms of our senior and subordinated indentures. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described in the paragraph below.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" much of the information we file with them, which means that we can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities we are offering with this prospectus:

- Our Annual Report on Form 10-K for the year ended December 31, 2000;

- Our Current Report on Form 8-K dated March 28, 2001;

- Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

- The description of our common stock contained in the amendment on Form 8 dated May 22, 1991 to our registration statement on Form 8-A and the description of our preferred stock purchase rights contained in the amendment on Form 8-A12B/A dated March 18, 1999 to our registration statement on Form 8-A.

     You may obtain free copies of any of these documents by writing or telephoning us at 21001 Van Born Road, Taylor, Michigan, 48180, Attention:
Samuel Cypert, (313) 274-7400, or by visiting our web site at http://www.masco.com. However, the information on our website is not a part of this prospectus.

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